Exhibit 99.1

Contact: Thomas W. Martin
ICON Capital Corp.
100 Fifth Avenue
New York, NY 10011
T. (212) 418-4713
F. (212) 418-4739
tmartin@iconcapital.com

NEWS RELEASE

ICON MOURNS PASSING OF BEAU CLARKE, ANNOUNCES NEW CEO, CHAIRMAN, AND OTHER PERSONNEL CHANGES

NEW YORK, NY, May 1, 2007: ICON Capital Corp. (“ICON”), an equipment leasing and finance company based in New York City, announces with profound sadness today that Beau Clarke, Chairman and Chief Executive Officer of ICON, died unexpectedly on Monday, April 30, 2007. Thomas W. Martin, a Director, President, and Chief Operating Officer of ICON, has been named Chairman and Chief Executive Officer of ICON. Mr. Martin will also continue as ICON’s President.

“It is with great sadness that I announce that Beau Clarke, our Chairman, CEO, and a close friend, died on Monday. Beau was an exceptional man who brought tremendous leadership and passion to his job. Our entire company mourns this loss and our thoughts are with his family and friends during this difficult time,” said Tom Martin.

By action of the Board of Directors and stockholder of ICON, the following changes to ICON’s Board of Directors and executive management have been adopted:

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As noted above, Thomas W. Martin, the President and Chief Operating Officer of ICON and a director of ICON since 1996, has been appointed Chairman and Chief Executive Officer of ICON. Mr. Martin has been President since February 2007, has been a Director (and Director, President and Treasurer of ICON Securities Corp. as well) since August 1996, and was Chief Operating Officer from February 2006 through May 2007 and Chief Financial Officer from May 2003 through January 2007. Mr. Martin has been in the equipment leasing business since 1983.

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Michael A. Reisner has been elected a director of ICON. Mr. Reisner has been Executive Vice President and Chief Financial Officer since January 2007 and was Executive Vice President-Acquisitions from February 2006 through January 2007. Mr. Reisner was Senior Vice President and General Counsel from January 2004 through January 2006. Mr. Reisner has been with ICON since 2001.

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Mark Gatto has been elected a director of ICON and has been appointed Executive Vice President and Chief Acquisitions Officer. Mr. Gatto was previously Executive Vice President-Business Development of ICON. Mr. Gatto is responsible for business and corporate development, including the acquisition of equipment subject to lease. Mr. Gatto was previously Associate General Counsel of ICON from 1999 to 2000.

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Joel S. Kress has been appointed Executive Vice President-Business and Legal Affairs and remains Secretary of ICON. Mr. Kress was previously Senior Vice President and General Counsel of ICON. Prior to joining ICON, Mr. Kress was an attorney with Fried, Frank, Harris, Shriver & Jacobson LLP in New York and London, concentrating on mergers and acquisitions, corporate finance and financing transactions (including debt and equity issuances), and private equity investments.

“On behalf of ICON, we express our gratitude for Beau’s leadership and all that he has done for ICON,” Mr. Martin concluded.

About ICON

ICON is the fifth largest independent equipment leasing and financing company in the United States according to the 2006 Monitor 100 Report, and the largest privately-held independent equipment leasing and finance company in the United States. ICON is headquartered in New York City and has offices in San Francisco, Boston, Toronto, Vancouver, and London and provides businesses with an array of specialty finance solutions that range from traditional leasing of equipment types such as information technology, aviation, marine, medical, manufacturing, materials handling, telecom, and furniture, fixtures, and equipment to highly structured financial products for unusual asset types and emerging companies. ICON was established in 1985 and currently manages six publicly registered equipment leasing programs that have raised over US $1 billion to date and has sole management responsibility for approximately US$2 billion invested in leased equipment in its sponsored programs since their inception.